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HANGER, INC.
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2020 LETTER TO SHAREHOLDERS

Dear Fellow Shareholder:

I write this letter to you at a time that our nation and the world are combatting the coronavirus, and the impacted people throughout the world are in my thoughts.

Despite this current environment, it is nevertheless important to report to you, our shareholders, that Hanger achieved a successful 2019. In 2015 we began a five year journey and undertook a multi-year plan to stabilize Hanger and prepare for growth. I am privileged to share with you the success we have achieved during the past year.

In 2019, we met our objectives. Hanger grew organically and also through selective execution of a disciplined program of in-market acquisitions in the Orthotics and Prosthetics (O&P) services industry. We achieved above the midpoint of the annual 2019 financial outlook we provided for net revenue and adjusted EBITDA. We extended our industry thought leadership with the publication of additional research, bringing us to six peer reviewed journal articles published to date by our clinical & scientific affairs team. These articles highlight the outcomes O&P patients can achieve in prosthetics with more to come - as well as extending our research into orthotics outcomes.

We strengthened our operational performance nationally across the critical metrics we use to manage our business. These include net promoter score (which was 84 in 2019), clinic profitability and same clinic rates of growth. We are continuing our journey to build a scalable growth platform with additional investments in technology and a far-reaching project that re-imagines our supply chain. We believe these initiatives will benefit our patients, employees and shareholders in the years to come.

2019 Accomplishments

Patient Care Led Our Growth Trajectory. For the year, Hanger reported net revenue of just under $1.1 billion, which reflected growth of 4.7%. Adjusted EBITDA totaled $124.2 million and adjusted earnings per share was $0.90.

For 2019, we set a goal to grow at or above the O&P market growth rate, which we believe has historically increased at 1.5% to 2.0% per annum. Our Patient Care segment, which constitutes 82% of our corporate revenue, grew 5.6% for the year, including the impact of acquisitions. From an organic growth perspective, net same clinic revenue grew 2.1% in 2019. This was a meaningful improvement from the 0.9% growth we achieved in 2018.

Evaluating the underlying performance of Patient Care, our prosthetics business was a standout, as we achieved organic growth in prosthetics for the year totaling 3.2%. Prosthetics now constitutes 55% of our Patient Care segment revenue as we benefit from our efforts to increase Hanger’s national visibility as the O&P industry leader.

In Hanger’s orthotics business, we achieved organic growth of 0.9% for the year, a positive swing after a 1.3% decline in 2018. We witnessed orthotics declines during the last several years as we managed our practice towards higher acuity cases and away from those requiring low-margin, off-the-shelf devices. This growth in orthotics contributed to the overall improvement in the same-clinic growth metric in 2019 as compared to 2018. Our goal is to build upon the success we have had in differentiating Hanger’s prosthetics practice and repeat it in orthotics.

Specifically, we are leveraging the innovation resident in our world-class clinical leadership team, educational programs, marketing programs and community outreach to build a stronger, more robust customized orthotics business that better serves our patients. Our mantra at Hanger is that we will be defined by the outcomes we generate and not by the devices we fit.

Patient Care’s revenue growth was a key contributor to our adjusted EBITDA performance. Patient Care segment adjusted EBITDA for 2019 grew 9.1%, illustrating the leverage potential of the infrastructure we have built. We remain a high fixed cost, low variable cost business and our strategy of market share gains allows us to add additional volume with a moderate increase in our cost structure.

Products & Services. In the Products & Services segment, net revenues grew 0.5% compared to the prior year. The segment growth was led by 5.4% increase in O&P distribution revenue. This area of our business has performed well over the last several years. It has grown at rates in excess of the industry, primarily due to the segment’s strong leadership, expanding catalog and culture of service excellence to independent O&P providers.

Our therapeutic solutions business, which provides rehabilitation solutions (comprised of therapeutic equipment and services) to the skilled nursing facility (SNF) industry, performed largely as anticipated in 2019. Due to ongoing structural and reimbursement challenges in the SNF market, therapeutic solutions revenue and margins declined in 2019, as and they did in recent years, impacting the segment and overall Company results. Looking forward, thanks in part to actions we have taken to reposition our offering, we believe therapeutic solutions declines will narrow in 2020.

O&P Acquisition Strategy. During 2019, we supplemented our organic growth with the acquisition of regional and small independent O&P providers in the United States. We added approximately $28.9 million of net revenue in 2019 from these transactions. Hanger’s acquisition strategy is to identify independent O&P clinic businesses in local markets that add high quality clinicians to our team and expand our geographic footprint. 2020 is off to a strong start in that regard. We recently entered into definitive agreements to purchase two O&P businesses and we anticipate those transactions will close in the second quarter of this year.

We are pleased with our success to date in integrating our acquired businesses into the Hanger family. In the first half of 2019 we invested meaningfully in our business development team and integration processes in order to ensure a smooth transition. We believe acquisitions in our core O&P market provide attractive returns on invested capital for our shareholders. With multiple successful integrations completed to date and Hanger's strong clinical reputation, our pipeline of opportunities continues to strengthen.

Reimagining the Supply Chain. As we discussed throughout 2019, we have evaluated the long-term opportunities to invest in our supply chain capabilities for the benefit of our business. These operations consist of the purchasing, logistics and warehousing of componentry for both our Patient Care and Products & Services segments. We are currently undertaking a comprehensive two-year plan to modernize our supply chain by investing in systems and processes that optimize the management of our distribution centers, facilitate manufacturer consignment and reduce shipping costs. The project has two primarily technology elements. The first is a cloud-based enterprise resource planning (ERP) system that will update our financial systems, and the second involves the implementation of cloud-based procurement and warehouse management systems. In connection with our warehouse management applications, we are also relocating and updating our primary warehouse facility.

2020: A Time of Opportunity and Uncertainty

Our Opportunity is Expansive. I believe that with the momentum of our 2019 growth, we have a considerable foundation in place to build upon in future years. Our future growth will be driven by our principal strategy and key differentiator: to bring the O&P profession to the broader healthcare table as a trusted partner that promotes access to increased mobility, better health status, and lower cost care over the long-term. In our conversations with referring physicians, business partners and payors, we are elevating the value proposition of what we do. It is not just about prosthetics or orthotics, but about access. Access to care and access to a quality of life; this is value and our clinical and peer partners are beginning to better understand it. And I know our patients appreciate it.

We have built a highly differentiated value proposition and an enviable leadership position in the industry.

Uncertainty as a New Reality. I am writing this letter at a time our nation and the world are facing a global health crisis unlike anything any of us have seen in our lifetimes. Events related to the COVID-19 pandemic are exceptionally fluid. At Hanger we are blessed with an outstanding senior leadership team and an unparalleled group of clinicians and professionals across our business that live our values every day. This gives me confidence that we have the talent to manage through a crisis of this magnitude. Our approximately 4,800 employees remain focused on our commitment to our patients as a healthcare provider, and to serve them at a time of great need.

I want to thank you for your support. We appreciate sincerely your trust in us as custodians of your investment and hope you can see the potential we see in Hanger and what excites us about the unique purpose and mission we have as an organization. I also want to send my sincere gratitude on behalf of the leadership of the Company for everything our 4,800 employees do every day, which is Empowering Human Potential Together.

Sincerely,

Vinit K. Assar President and Chief Executive Officer Austin, Texas April 2, 2020

This letter contains certain “forward-looking statements” relating to Hanger. All statements, other than statements of historical fact included herein, are “forward-looking statements.” Although Hanger believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Hanger disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. For additional information and risk factors that could affect Hanger, see its Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission. The information contained in this letter is made only as of the date hereof, even if subsequently made available by the Hanger on its website or otherwise.

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